October 2, 1996

Q&A FOR NOVEMBER 20, 1996,
SHAREHOLDER MEETING

Section 1
Introduction

There will be a shareholder meeting on November 20, 1996, affecting only the USAA Aggressive Growth Fund. The meeting will be held in the Multi-Purpose Room of USAA Federal Savings Bank at 10:00 a.m. on that date. The sole proposal to be voted upon is an amendment to the Advisory Agreement between USAA Mutual Fund, Inc. (of which the Aggressive Growth Fund is a series) and USAA Investment Management Company (IMCO) that would increase the management fee to be paid to IMCO with respect to the Aggressive Growth Fund.

Other key dates to be aware of include:

   Record Date:  September 26, 1996
   Distributions of Materials to IMCO Sales and Service and SAS:October 1, 1996 Mailing of Materials to Shareholders: October 2, 1996
   Begin Telephone Solicitations:  October 14, 1996
   Mail Second Notice:  October 16, 1996
   Meeting Date:  November 20, 1996

An outside vendor, ADP Financial Information Services, Inc., has been hired to mail the proxies and tabulate the results. Shareholders will return their ballots directly to ADP for tabulation. Mailings to the shareholders will contain a proxy statement, proxy card, return envelope and letter from Mickey Roth discussing the proxy.

There are several ways the shareholders may vote their shares. They may send in their proxy ballots, or they may vote at the meeting by bringing their proxy ballot with them. If a shareholder has voted by mail, but wishes to change his or her vote, he or she may do so by sending a notice revoking the previously sent proxy and returning a later dated proxy, or voting at the meeting. Even if shareholders have voted by mail, they still may wish to attend the meeting.

IMCO Sales and Service has established a temporary toll-free number for shareholders to call in with any questions on the proxy statement. This number will be provided to shareholders in Mickey Roth's cover letter accompanying the proxy statement.

In addition to the mailing, shareholders may receive a telephone call from either an IMCO sales and service representative or a representative from D.F. King & Co., Inc., a professional proxy solicitation firm retained by the Fund, asking shareholders whether they have mailed back their proxy and, if they haven't, to send it in unless they plan to vote in person at the meeting.

Q:   Why should I bother to vote?
A: Your vote is extremely important, no matter how many shares you own. Your vote is important to achieving a quorum for the meeting. In addition, we value your feedback in the form of your vote on this proposal.

Section 2
Proposal

      Advisory Agreement Between USAA Mutual Fund, Inc. and IMCO

A. Current Fee Structure:

An annual fee computed at one-half of one percent (.50%) of the first $200,000,000 of average net assets (ANA), two-fifths of one percent (.40%)
for that portion of ANA in excess of $200,000,000 and not over $300,000,000 and one-third of one percent (.33%) for that portion in excess of $300,000,000.

B. Proposed Fee Structure:

An annual fee computed at a flat rate of three-fourths of one percent (.75%) of the Fund's ANA.

A. Effective Date:

Should the proposal be approved, the new fee would go into effect
January 1, 1997.

Q:   Why should I vote for an increase in fees?
A: IMCO believes and your Directors concur that IMCO cannot reasonably be expected to continue managing the Fund indefinitely under the current fee arrangement. Even with the fee increase, the management fee would remain below the average for comparable mutual funds. Moreover, the Fund's performance relative to comparable mutual funds would have been substantially the same if the proposed management fee had been in effect during these periods. The Directors concluded that the proposed fee is fair and reasonable to IMCO and the Fund.

Q.   How does the Fund's current management fee compare to similar funds?
A. The Fund's current management fee is substantially below the average for comparable mutual funds. Based upon information derived from data provided by Lipper Analytical Services, an independent organization providing mutual fund data, comparable mutual funds of similar size on average charge an annual fee of approximately .79% of the fund's net assets. Under the current fee structure, IMCO is only receiving a marginal rate of .33% (one-third of 1%) of the Fund's average net assets. The proposed fee would be .75% of the Fund's average net assets.

Q.   How has the fund performed compared to its peers?
A. For the one year period ended July 31, 1996, the Fund had an average annual total return of 21.16% and was ranked 44th out of 338 comparable mutual funds by Lipper Analytical Services. In addition, since the current portfolio managers were assigned to the Fund on March 1, 1995, the Fund's average annual total return up to July 31, 1996, was 38.01%, and the Fund was ranked 14th out of 308 comparable mutual funds.

Q.   When was the last time this fee was increased?
A.   The fee has not been increased since the Fund's inception in 1981.

Q.   Why was the Fund priced this way in the first place?
A. When setting the fee in 1981, IMCO attempted to provide funds with as low costs as possible. IMCO now recognizes that this Fund was underpriced from its inception in 1981. After recently doing an overall review of fees on IMCO-managed funds, IMCO concluded that it could not indefinitely continue managing the Fund under the current fee arrangement.

Q.   Has IMCO made money on this Fund?
A. Without considering the substantial cost IMCO bears in selling the Fund, IMCO has realized relatively small profits to date from managing the Fund. IMCO internal cost allocations indicate that in some years, even without considering the cost IMCO bears in selling Fund shares, IMCO suffered a net loss in managing the Fund.

Q.   What would be the impact on my account if the proposal is approved?

A.
     -----------------------------------------------------------------------
                                          Time  Under Current Under Proposed
     Example of Effect of Fund Expenses  Period Expense Ratio Expense Ratio
     -----------------------------------------------------------------------
     An investor would pay the following 1 year      $ 23       $ 33
     expenses on an $3,000 investment,   3 years     $ 71       $103
     assuming (1) 5% annual return and   5 years     $123       $179
     (2) redemption at the end of the   10 years     $276       $395
     periods shown.
     -----------------------------------------------------------------------
     The above example should not be considered a representation of past or future expenses and actual expenses may be greater or less than those shown.
     -----------------------------------------------------------------------
     Your Directors also reviewed the impact of the proposed fee increase on shareholders and concluded that it would have had negligible impact on relative performance.

Q.   What will IMCO do with all of the extra money?
A. Revenues are not earmarked for specific purposes. However, all revenues go first to support IMCO's operations which enable IMCO to maintain the quality of its services in managing the Fund.

Q.   What do management fees cover?
A. Management fees are IMCO's primary source of revenue. As such, they pay for salaries, equipment, rent, utilities, administrative services, other expenses and provide IMCO's profit.

Q.   Why is it now that you have had a good year, you raise the fees?
A. While we would agree that the Fund has had a very good year, it has had several very good years of performance of late. For example, the Fund had an average annual total return for the three years ended July 31, 1996, of 21.60% and ranked 17th out of 183 comparable mutual funds during that time period according to Lipper Analytical Services, an independent organization that ranks mutual funds.

Q: Since the Fund is performing so well and increasing in size, shouldn't there be economies of scale in managing the Fund, such that the current fee structure is appropriate?
A: Because the Fund is performing so well, numerous new accounts have been established, resulting in higher costs in running the Fund. This exacerbates the fact that the current fee structure is too low at all asset levels and is substantially below the average for comparable mutual funds. As a consequence, even with future increases in assets, IMCO cannot be expected to continue managing the Fund indefinitely under the current fee structure.

Q.   What is the size of the Fund now and over the past several years?
A. At the end of the fiscal year ended July 31 for each of the following years, the Fund's net assets were approximately as follows (in millions):
     1996:     $607      1993:     $277.2
     1995:     $363.4    1992:     $235
     1994:     $249      1991:     $208.1

Q.   What happens if the proposal fails?
A. No immediate action will be taken and the Fund will continue to pay IMCO fees at the current rate. At some point in the future, however, IMCO will need to reconsider its willingness to manage this fund under the current fee structure.

Q. Is IMCO going to propose raising fees on any of the other USAA funds it manages? Why only this fund?
A. At the present time, IMCO has no plans to ask for an increase in management fees with respect to any other USAA fund. IMCO is only proposing to increase fees with respect to the Aggressive Growth Fund to bring its fees in line with those charged to other IMCO-managed funds with an equity component. Many of them already have fees at the level being proposed for the Aggressive Growth Fund.

Q.   Why haven't I heard about this before now?
A. IMCO only recently reviewed the management fees being charged on this fund. Your board of directors approved IMCO's request to increase fees on September 6, 1996. At that time, they also authorized calling a shareholder meeting to consider the Proposal. Proxy materials were filed with the SEC shortly after the meeting and mailed to the shareholders on October 2, 1996.


VIA EDGAR

October 2, 1996


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

RE: USAA Mutual Fund, Inc.
    Personal Solicitation Materials
    1940 Act File No. 811-2429

Dear Sir or Madam:

     Pursuant to Rule 14a-6(c) under the Securities Exchange Act of 1934,
USAA Mutual Fund, Inc. files the enclosed personal solicitation materials to be used in connection with a special meeting of shareholders of the Aggressive Growth Fund series to be held on November 20, 1996. These materials will be used in addition to solicitation made by mail using definitive proxy materials that are being filed today as well.

     Should you have any questions regarding this filing, please do not hesitate to call me at (210) 498-8696.


                                   Sincerely,



                                   Mark S. Howard
                                   Executive Director
                                   Securities Counsel

MSH/rlc 26177
Enclosures